Society Pass (Nasdaq: SoPa) Marks First Foray into Indonesia by Acquiring Jakarta-based NusaTrip, Indonesia’s First International Air Transport Association-Accredited Online Travel Agency

JAKARTA, Aug 15, 2022 – (ACN Newswire) – Society Pass Inc (Nasdaq: SOPA), Southeast Asia’s (“SEA”) next generation digital ecosystem, announces the acquisition of NusaTrip (“NusaTrip”), a leading Jakarta-based Online Travel Agency (“OTA”) in Indonesia and across SEA. The NusaTrip acquisition extends SoPa’s business reach into the booming SEA regional travel industry and marks SoPa’s first foray into Indonesia as well as adds to SoPa’s growing ecosystem of technology-enabled companies located in Vietnam, Indonesia, Philippines, Singapore and Thailand.

Established in 2013 as the first Indonesian OTA accredited by the International Air Transport Association, NusaTrip pioneered offering a comprehensive range of airlines and hotels to Indonesian corporate and retail customers. With its first mover advantage, NusaTrip has onboarded +1.2 million registered users, +500 airlines and +200,000 hotels around the world as well as connected with over 80 million unique visitors.

Dennis Nguyen, Society Pass Founder, Chairman and Chief Executive Officer, explains, “We happily welcome NusaTrip into our ever-expanding SoPa ecosystem. NusaTrip seamlessly blends into our user and merchant growth strategy as we enter yet another leading SEA market. We combine the robust technology and operational breadth of NusaTrip’s e-commerce travel platform with our extensive brand building experience in SEA. With this acquisition, SoPa now cross-pollinates and integrates our six verticals (loyalty, lifestyle, food & beverage, telecoms, digital media and travel) into one cohesive loyalty and e-commerce platform to provide enhanced products and services for our consumers and merchants throughout the largest countries of SEA. SoPa has grown from strength to strength in 2022 as we opportunistically acquire market leading companies and partner with visionary entrepreneurs, underlining our unique aggregator approach that reflects immediate returns in terms of increased revenue generation and cost optimisation.”